Exhibit 10.1

GREAT PLAINS ENERGY INCORPORATED
AMENDED LONG-TERM INCENTIVE PLAN

SECTION ONE.    PURPOSE OF PLAN

The purposes of the Plan are to encourage officers, employees and non-employee directors of the Company to acquire proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders, and to aid in the attraction and retention of exceptionally qualified individuals upon whom the Company's success largely depends.
SECTION TWO.    DEFINITIONS

The following definitions are applicable herein:
"Act" means the Securities Act of 1933, as it may be amended from time to time.
"Award" means the award to a Participant of Bonus Shares, Restricted Stock, Restricted Stock Units, Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, Performance Shares or Director Deferred Share Units.
"Award Agreement" means a written agreement or instrument between the Company and a Participant which evidences an Award and sets forth such applicable terms, conditions and limitations (including treatment as a Performance Award) as the Committee establishes for the Award.
"Award Period" means that period established by the Committee during which any performance goals specified with respect to earning any Award are to be measured.
"Board" means the Board of Directors of the Company.
"Bonus Shares" means Shares that are awarded to a Participant without cost and without restriction in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise) or as an incentive to become an employee of the Company or a Subsidiary as permitted by applicable law.
"Cause" means unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company, in which case such definition will apply, (i) the material misappropriation of any of the Company's funds or property; (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; (iii) commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; or (iv) gross negligence or willful misconduct in performance of a Participant's duties; provided, however, "cause" shall not exist under clause (iv), above, with respect to an act or failure to act unless (A)

the Participant has been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company's assertion of such gross negligence or misconduct, (B) been provided a reasonable period to remedy any such occurrence and (C) failed to sufficiently remedy the occurrence.
"Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.
"Committee" means (i) the Compensation and Development Committee or the independent members of the Board, composed in each case of not less than two directors, each of whom is both a "non-employee director" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and an "outside director" (within the meaning of Code Section 162(m)) or (ii) any other committee of the Board to whom the Board has delegated its authority under this Plan.
"Common Stock" means the common stock, without par value, of the Company, or such other class of shares or other securities as may be subject to the Plan as a result of an adjustment made pursuant to the provisions of Section Fifteen I.
"Company" means Great Plains Energy Incorporated and its successors, including any Company as provided in Section Fifteen J.
"Covered Employee" means a Participant who, as of the last day of the fiscal year in which the value of an Award is recognizable in income for federal income tax purposes, is one of the groups of "covered employees," within the meaning of Code Section 162(m), with respect to the Company.
"Date of Disability" means the date on which a Participant is classified as disabled as defined in the Company's Long-Term Disability Plan.
"Date of Grant" means, unless the Committee otherwise specifies a later Date of Grant in the Committee's applicable granting resolution, the date on which an Award is granted by the Committee.
"Date of Retirement" means the date of normal retirement or early retirement as defined in the Company's pension plan.
"Deferred Compensation Plan" means the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan, as amended.
"Director" means a member of the Board, a member of the board of directors of any Subsidiary, or any honorary, advisory or emeritus director of the Company or any Subsidiary.
"Director Deferred Share Unit" means, pursuant to Section Twelve of this Plan, a Non-Employee Director's right to receive a payment following the Non-Employee Director's termination from service as a Director, in cash or Shares, of an amount equal to the Fair Market Value of one Share.

"Director Equity Payment Fees" means any fees payable to a Non-Employee Director in the form of common stock of the Company for his or her service as a Director of the Company or any of its Subsidiaries.
"Director Shares" means, pursuant to Section Twelve of the Plan, Shares issued to a Director, as payment for serving as a Director.
"Disability" means that a Participant is classified as disabled as defined in the Company's Long-Term Disability Plan.
"Dividend Equivalent" means a right granted appurtenant to an Award to receive payments equal to dividends or property paid with respect to Shares underlying such Award, at such time and on such terms and conditions as set forth in the Award Agreement.
"Eligible Employee" means any officer of, or any person employed on a regularly scheduled basis by, the Company or any Subsidiary during any portion of an Award Period.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Executive Officer" means (i) the president of the Company, any vice president of the Company, including any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy making function or any other Person who performs similar policy making functions for the Company, (ii) Executive Officers (as defined in part (i) of this definition) of subsidiaries of the Company who perform policy making functions for the Company, and (iii) any Person designated or identified by the Board as being an Executive Officer for purposes of the Act or the Exchange Act, including any Person designated or identified by the Board as being a Section 16 Person.
"Fair Market Value" means the closing market price for a Share as reported on the New York Exchange Composite Transactions for the applicable measuring date.
"Good Reason" means, without a Participant's written consent and unless otherwise defined in a Participant's employment agreement or change in control severance agreement with the Company (in which case such definition will apply), any of the following:
(1)    Any material and adverse reduction or material and adverse diminution in a Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the Change in Control;
(2)    Any reduction in a Participant's annual base salary as in effect immediately preceding the Change in Control or as the same may be increased from time to time; or
(3)    A Participant being required by the Company to be based at any office or location that is more than 70 miles from the location where the Participant was employed immediately preceding the Change in Control.

Provided, however, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not include for the purpose of this definition (1) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, or (2) any reduction in the Participant's base annual salary or reduction in benefits received by the Participant where such reduction is in connection with a company-wide reduction in salaries or benefits.
"Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.
"Limited Stock Appreciation Right" or "LSAR" means an Award granted under Section Nine.
"Non-Employee Director" means a Director who is not employed by the Company or any Subsidiary.
"Option" or "Stock Option" means either a non-qualified stock option or an Incentive Stock Option granted under Section Eight.
"Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section Eight E.
"Participant" means an Eligible Employee or Non-Employee Director who has been granted an Award under the Plan.
"Plan" means the Great Plains Energy Incorporated Long-Term Incentive Plan, as amended.
"Performance Award" means any Award that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals (as described in Section Eleven B) to a Participant pursuant to Section Eleven.
"Performance Shares" means an Award granted under Section Ten.
"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.
"Restricted Stock" means an Award granted under Section Seven.
"Restricted Stock Unit" or "RSU" means an Award granted under Section Seven evidencing the Participant's right to receive a Share (or, at the Committee's discretion, a cash payment equal to the Fair Market Value of a Share) at some future date and that is subject those restrictions set forth therein and the Award Agreement.
"Section 16 Person" means a Person who is subject to obligations under Section 16 of the Exchange Act with respect to transactions involving equity securities of the Company.

"Share" means a share of Common Stock.
"Stock Appreciation Right" or "SAR" means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date, over (b) the Strike Price.
"Strike Price" means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.
"Subsidiary" means any corporation of which 50 percent or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.
"Termination" means resignation or discharge from employment with the Company or any one of its Subsidiaries, except in the event of death, disability, or retirement.

SECTION THREE.	EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL

A.	Effective Date.

The Plan originally became effective on May 5, 1992 and was subsequently amended effective on May 7, 2002, May 1, 2007 and May 3, 2011. The Plan is amended effective January 1, 2014 and, except as expressly specified otherwise, applies only with respect to Awards granted after such date.

B.	Period for Grants of Awards.

Awards may be granted until May 1, 2021.

C.	Termination of the Plan.

The Plan shall continue in effect until all matters relating to the payment of Awards and administration of the Plan have been settled.
SECTION FOUR.    ADMINISTRATION

A.	General Powers.

The Plan shall be administered by the Committee for, and on behalf of, the Board. The Committee shall have all of the powers (other than amending or terminating this Plan as provided in Section Fifteen) respecting the Plan, including, but not limited to those specific powers set forth below. All questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the provisions hereof, shall be subject to the determination of the Committee. Any such determination shall be final and binding upon all parties affected thereby.

B.	Specific Committee Powers

Without limitation, the Committee shall have full power and authority and sole discretion as follows:

(i)	to determine when, to whom and in what types and amounts Awards should be granted;

(ii)	to grant Awards to Eligible Employees and Non-Employee Directors in any number, and to determine the terms and conditions applicable to each Award;

(iii)
to determine, as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, that the exercisability or vesting of an Award shall be accelerated upon a Participant's death, disability, retirement, Change in Control, or termination of employment following a Change in Control, to determine that Awards shall continue to become exercisable or vested in full or in installments after a Participant's termination of employment, to extend the period for exercise of Options, SARs or LSARs following a termination of employment (but not beyond ten (10) years from the Date of Grant of the Option, SARs or LSARs) or to provide that any Restricted Stock Award, Restricted Stock Unit Award, or Performance Share Award shall in whole or in part not be forfeited upon Participant's death, disability, retirement, Change in Control or termination of employment following a Change in Control;

(iv)	to determine the benefit payable under any Dividend Equivalent, and to determine whether any vesting conditions have been satisfied;

(v)
to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(vi)
to determine, no later than the Date of Grant of Shares of Restricted Stock, whether the payment of cash dividends thereon shall be paid immediately or deferred until the underlying Shares become vested, and whether Restricted Stock shall be held in escrow or other custodial arrangement;

(vii)	to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property;

(viii)
to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award (other than with respect to an Option or a SAR for which no additional deferral opportunity beyond the deferral inherent in such Option or SAR is permitted under this Plan) will be deferred, either at the election of the Participant, or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee;

(ix)
to grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to shareholder approval;

(x)	to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(xi)	to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(xii)
with the consent of the Participant, to amend any Award Agreement at any time; provided that the consent of the Participant shall not be required for any amendment (a) that, in the Committee's determination, does not materially adversely affect the rights of the Participant, or (b) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (c) to the extent the Award Agreement specifically permits amendment without consent;

(xiii)
to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the amount or percentage of Awards which may from time to time be exercised by a Participant, and including requiring the Participant to enter into restrictive covenants;

(xiv)
without the consent of the Participant, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section Fifteen I) affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(xv)
to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, the Award Agreements or any other instrument entered into or relating to an Award under the Plan, and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(xvi)
to cause the forfeiture of any Award or recover any Shares, cash or other property attributable to an Award for violations of any Company ethics policy or pursuant to any Company compensation clawback policy; and

(xvii)	to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

C.	Delegation.

Notwithstanding the general administrative powers discussed above, the Board may, by resolution, expressly delegate to a special committee consisting of two or more directors, who may also be officers of the Company, the authority, within specified parameters, to (i) grant Eligible Employees Awards under the Plan, and (ii) determine the number of such Awards to be received by any such participants; provided, however, that if such delegation of duties and responsibilities is to officers of the Company or to directors who are not "non-employee directors" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act) and "outside directors" (within the meaning of Code Section 162(m)), such officers or directors may not grant Awards to eligible participants (a) who are subject to Section 16(a) of the Exchange Act at the time of grant, or (b) who, at the time of grant, are anticipated to become during the term of the Award, "covered employees" as defined in Section 162(m)(3) of the Code. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation and Development Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION FIVE.	GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED

The Committee may, from time to time, grant Awards to one or more Eligible Employees or Non-Employee Directors, provided that (i) subject to any adjustment pursuant to Section Fifteen I, the aggregate number of Shares available for Awards under this Plan may not exceed 8,000,000 Shares (the "Maximum Limitation"); (ii) Shares tendered with respect to the payment of any Option Price, Shares withheld for any taxes, Shares repurchased by the Company using Option Price proceeds, and all Shares underlying any portion of a SAR or LSAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against this Maximum Limitation, (iii) to the extent that an award lapses or the rights of the Participant to whom it was granted terminate, any Shares subject to such Award shall be added to the Maximum Limitation and again be available for the grant of an Award under the Plan; and (iv) Shares delivered by the Company under the Plan may be authorized but unissued Shares, Shares held in the treasury of the Company or Shares purchased on the open market (including private purchases) in accordance with applicable securities laws. In determining the size of the Awards, the Committee shall assess the performance of the Eligible Employees against criteria to be established by the Committee, from time to time, based on the Company's performance (such as stockholder and customer related factors) and shall take into account a Participant's responsibility level, potential, cash compensation level, and the Fair Market Value of the common stock at the time of Awards, as well as such other considerations as it deems appropriate. The maximum number of Shares with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company shall not exceed 500,000 Shares (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares in accordance with Section Fifteen I). The maximum number of Shares that may be subject to grants of Incentive Stock Options is the Maximum Limitation.

SECTION SIX.    ELIGIBILITY

Eligible Employees and Non-Employee Directors of the Company and its Subsidiaries (including officers or salaried full-time employees who are members of the Board) shall be eligible to receive Awards. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Awards. In no event shall the existence of this Plan create an obligation or duty of the Committee or the Company to grant an Award to any person under this Plan.
SECTION SEVEN.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS

A.	Grant of Restricted Stock.

The Committee may grant an Award of one or more Shares of Restricted Stock to any Eligible Employee or Non-Employee Director.
A Restricted Stock Award made pursuant to this Section Seven shall be in the form of Shares, restricted as provided herein. The Restricted Stock shall be issued in the name of the Participant and shall bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period, or shall be placed in escrow or other custodial arrangements prohibiting such sale, transfer, pledge or hypothecation.
The Committee may also impose such other restriction and conditions on the restricted stock as it deems appropriate.
Upon issuance to the Participant of Restricted Stock, the Participant shall have the right to vote the Restricted Stock.

B.	Grant of Restricted Stock Units.

The Committee may grant an Award of one or more Restricted Stock Units to any Eligible Employee or Non-Employee Director. Such grant of Restricted Stock Units may be made in connection with or separate from a grant of Restricted Stock.
The Company shall establish an account ("RSU Account") on its books for each Participant who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Participant RSU Account as of the Date of Grant of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.
The Committee may also impose such other restriction and conditions on the Restricted Stock Units as it deems appropriate.

A Participant shall have no voting rights with respect to any Shares underlying the Restricted Stock Units unless and until such time as the Shares underlying the RSUs are issued.
Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions are made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto, as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account either (i) in the form of additional Restricted Stock Units (in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution) or (ii) deferred cash. Any additional RSUs or deferred cash amounts shall be subject to the same restrictions and other terms as apply to the RSUs with respect to which such Dividend Equivalents are credited and in no event will the payment of such property or deferred cash be made before the underlying RSUs are payable.
The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Participant or his or her beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Participant RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the settlement date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the settlement date multiplied by the remaining fractional Restricted Stock Unit. Subject to any deferral election made by the Participant, the "settlement date" for all Restricted Stock Units credited to the Participant's RSU Account and that otherwise have not been forfeited shall be when restrictions applicable to an Award of Restricted Stock Units have lapsed in accordance with the terms of the Award Agreement; provided, however, to the extent an RSU is subject to Code Section 409A, no settlement shall be made on account of a disability unless such disability meets the definition of "disability" as defined in Code Section 409A(a)(2)(C)(i)), and no settlement shall be made on account of a retirement or termination of employment unless such retirement or termination of employment constitutes a "separation from service" (as provided in Code Section 409A(a)(2)(A)(i)).

C.	Restriction Period.

At the time Restricted Stock or Restricted Stock Units are granted, the Committee shall establish a restriction period applicable to such Award which shall not be less than one year nor more than ten years. The restriction period and the restrictions imposed may be based on the achievement of specific performance goals, time-based restrictions following the achievement of specific performance goals, restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws. Each Restricted Stock Award or Restricted Stock Unit Award may have a different restriction period or a different type of restrictions at the discretion of the Committee. Except with respect to Restricted Stock Awards or Restricted Stock Unit Awards made to new hires or in connection with other special one-time circumstances, any time-based restrictions (other than time-based restrictions following the achievement of specific performance goals) shall remain in effect (in whole or in part) at least until the third anniversary of the Date of Grant; provided, however, in the event of a Participant's death, Disability, retirement, or a termination of employment following a Change in Control, all or a portion of the Award may become fully vested as is provided for (i) in this Plan, (ii) in an Award Agreement or (iii) by a determination of the Committee. In the case of Restricted Stock or RSUs awarded based on performance in a performance period, the performance period will not be less than one year.

D.	Forfeiture.

Except as otherwise provided for in this Plan or determined by the Committee, upon the termination of employment of a Participant holding Restricted Stock or RSUs for any reason during the period of time in which some or all of the Shares are subject to restrictions, all Shares of Restricted Stock and all RSUs held by the Participant and still subject to restriction will be forfeited by the Participant and, in the case of Shares of Restricted Stock, reacquired by the Company; provided that in the event of a Participant's retirement, Disability, death, or in cases of special circumstances, the Committee may, in its discretion, waive in whole or in part any or all of the remaining restrictions or conditions with respect to the Participant's Shares of Restricted Stock or RSUs.

E.	Payout of Award.

Upon completion of the restriction period and satisfaction of any other restrictions required by the Award, all restrictions on the Restricted Stock and RSUs will expire and certificates representing the underlying Shares will be issued to the Participant.
SECTION EIGHT.    STOCK OPTION

A.	Grant of Option.

The Committee may grant an Award of one or more Options to any Eligible Employee or Non-Employee Director.

B.	Stock Option Agreement.

Each Option granted under the Plan shall be evidenced by an Award Agreement between the Company and the Participant containing such terms and conditions as may be determined by the Committee, including, without limitations, provisions to qualify Incentive Stock Options as such under Section 422 of the Code; provided, however, that each Stock Option shall be subject to the following terms and conditions: (i)  the Options are exercisable either in total or in part with a partial exercise not affecting the exercisability of the balance of the Option; (ii)  every Share purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii)  each Option shall cease to be exercisable, as to any Share, at the earliest of (a) the Participant's purchase of the Shares to which the Option relates, (b) the exercise of a related LSAR, or (c) the lapse of the Option; and (iv)  Options shall not be transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order validly issued and approved by a Court of proper jurisdiction. Non-

Employee Directors shall be ineligible to receive Incentive Stock Options. Except with respect to Option Awards made to new hires or in connection with other special one-time circumstances, in no event shall an Option that is subject to a time-based minimum exercise or vesting schedule (other than a time-based exercise or vesting schedule following the achievement of specific performance goals) be fully exercisable/vested earlier than the third anniversary of the Date of Grant; provided, however, in the event of a Participant's death, Disability, retirement, or a termination of employment following a Change in Control, all or a portion of the Award may become fully exercisable/vested as is provided for (i) in this Plan, (ii) in an Award Agreement or (iii) by a determination of the Committee.

C.	Option Price.

The Option Price per Share shall be set by the grant, but shall not be less than 100 percent of the Fair Market Value at the Date of Grant.

D.	Form of Payment.

At the time of an exercise of an Option, the Option Price shall be payable in any manner allowed under applicable law and as permitted by the Committee, including, but not limited to:
(i)    Cash or certified bank check;

(ii)
By delivery to the Company Shares then owned by the Participant, the Fair Market Value of which equals the purchase price of the Shares purchased pursuant to the Option, properly endorsed for transfer to the Company; provided, however, that Shares used for this purpose must have been held by the Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the Shares used as payment of the Option Price;

In lieu of actually surrendering to the Company the Shares then owned by the Participant, the Committee may, in its discretion permit the Participant to submit to the Company a statement affirming ownership by the Participant of such number of Shares and request that such Shares, although not actually surrendered, be deemed to have been surrendered by the Participant as payment of the exercise price;

(iii)
For any Participant other than an Executive Officer or except as otherwise prohibited by the Committee, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board;

(iv)
By a "net exercise" arrangement pursuant to which the Company will not require a payment of the Option Price but will reduce the number of Shares of common stock issued upon the exercise by the largest number of whole Shares that has a

Fair Market Value on the date of exercise that does not exceed the aggregate Option Price. With respect to any remaining balance of the aggregate Option Price, the Company will accept a cash payment from the Participant; or

(v)	Any combination of the consideration provided in the foregoing subsections (i), (ii), (iii) and (iv).

E.	Other Terms and Conditions.

Each Option shall become exercisable in such manner and within such Option Period or periods not to exceed ten years from its Date of Grant, as set forth in the Stock Option Agreement.

F.	Lapse of Option.

An Option will lapse upon the first occurrence of one of the following circumstances: (i) ten years from the Date of Grant; (ii) three months following the Participant's Date of Retirement; (iii) at the time of a Participant's Termination (other than in connection with a Change in Control as provided in Section Thirteen); (iv) at the expiration of the Option Period set by the grant; or (v) twelve months from the Date of Disability. If, however, the Participant dies within the Option Period and prior to the lapse of the Option, the Option shall lapse unless it is exercised within the Option Period or twelve months from the date of the Participant's death, whichever is earlier, by the Participant's legal representative or representatives or by the person or persons entitled to do so under the Participant's will or, if the Participant shall fail to make testamentary disposition of such Option or shall die intestate, by the person or persons entitled to receive said Option under the applicable laws of descent and distribution.

G.	Rights as a Stockholder.

A participant or a transferee of a Participant shall have no rights as a stockholder with respect to any Shares covered by an Option, until the date the Option is exercised, except as provided in Section Fifteen A.

H.	Early Disposition of Common Stock.

If a Participant shall engage in a disqualifying disposition (as such term or successor term is then used under the Code) with respect to any Shares purchased pursuant to an Incentive Stock Option (presently within one year from the date the Shares were acquired or within two years from the Date of Grant of the Option), then, to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, the Participant shall, within ten days of such disposition, notify the Company of the dates of acquisition and disposition of such Shares, the number of Shares so disposed and the consideration, if any, received therefor.

I.	Individual Dollar Limitations.

The aggregate Fair Market Value (determined at the time of Award) of the common stock, with respect to which an Incentive Stock Option is exercisable for the first time by a Participant during any calendar year (whether under this Plan or another plan or arrangement of the Company) shall not exceed $100,000 (or such other limit as may be in effect under the Code on the date of Award).

J.	No Obligation to Exercise Option.

The granting of an Option shall impose no obligation on the Participant to exercise such Option.

K.	No Repricing of Options Unless Repricing Subject to Stockholder Approval.
In no event may the Committee grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or may the Committee amend outstanding Options (including amendments to adjust an Option Price) unless such replacement or adjustment (i) is subject to and approved by the Company's stockholders or (ii) would not be deemed to be a repricing under the rules of the New York Stock Exchange.

SECTION NINE.	STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

A.	Grant of Stock Appreciation Rights and Limited Stock Appreciation Rights.

The Committee, at any time and from time to time, may grant SARs to any Eligible Employee or Non-Employee Director either alone or in addition to other Awards granted under the Plan. SARs may, but need not, be granted in connection with a specific Option. Any SAR related to a Non-Qualified Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, but in no event may the Strike Price of a SAR granted related to a nonqualified option be less than the Option Price of the related nonqualified option. Any SAR related to an Incentive Stock Option must be granted at the same time such Option is granted. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate. In no event may the compensation payable under a SAR be greater than the excess of the Fair Market Value of the Share on the date the SAR is exercised over the Fair Market Value of the Share on the date of grant of the SAR. The stock appreciation right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the stock appreciation right.
The Committee may grant LSARs to any Eligible Employee or Non-Employee Director provided that the Eligible Employee or Non-Employee Director is holding an Option granted under the Plan. LSARs may be granted with respect to an Option at the time of the Option grant or any time thereafter up to six months prior to the Option's expiration.

B.	SAR Agreements.

Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee. Unless otherwise provided in the Award Agreement, (i) no SAR grant shall have a term of more than ten (10) years from the date of grant of the SAR, and (ii) SARs granted in tandem with Options shall vest at the same time and in the same proportions as the underlying Options. Except with respect to SAR Awards made to new hires or in connection with other special one-time circumstances, in no event shall a SAR that is subject to a time-based minimum exercise or vesting schedule (other than a time-based exercise or vesting schedule following the achievement of specific performance goals) be fully exercisable/vested earlier than the third anniversary of the Date of Grant; provided, however, in the event of a Participant's death, Disability, retirement, or a termination of employment following a Change in Control, all or a portion of the Award may become fully exercisable/vested as is provided for (i) in this Plan, (ii) in an Award Agreement or (iii) by a determination of the Committee.

C.	Strike Price.

The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than the lesser of 100 percent of the Fair Market Value of a Share on the Date of Grant of the SAR or the Option Price under the nonqualified Option to which the SAR relates.

D.	Exercise and Payment.

Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. Payments made in connection with the exercise of a SAR shall be made on or as soon as administratively practicable following the exercise date. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

E.	Exercise of Limited Stock Appreciation Rights.

LSARs will be automatically exercised one day after the Participant's termination of employment event giving rise to the exercise pursuant to Section Thirteen. An LSAR cannot be exercised in any other manner. Notwithstanding the above, an LSAR may only be exercised if the event giving rise to the exercise occurred no earlier than six months after the date of the grant of the LSAR and the Option to which it relates has not previously been exercised.
The exercise of an LSAR will cancel any related Option and allow the holder to receive in cash an amount equal to the excess of the Fair Market Value on the date of exercise of one Share over the Option Price, multiplied by the number of Shares covered by the related Option.

In the event of an exercise of an LSAR, the number of Shares reserved for issuance shall be reduced by the number of Shares covered by the Stock Option Award.
SECTION TEN.    BONUS SHARES AND PERFORMANCE SHARES

A.	Grant of Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Employee or Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

B.	Grant of Performance Shares.

The Committee may grant an Award of one or more Performance Shares to any Eligible Employee or Non-Employee Director.
A Performance Share is the right to receive a payment from the Company with respect to such Performance Share subject to satisfaction of such terms and conditions as the Committee may determine. Performance Shares shall be credited to a Performance Share account to be maintained for each Participant. Each Performance Share shall be deemed to be equivalent of one Share. The Award of Performance Shares under the Plan shall not entitle the participant to any interest in or to any dividend, voting, or other rights of a stockholder of the Company.
A grant of Performance Shares may be made by the Committee during the term of the Plan, even if the applicable Award Period extends beyond the term of the Plan.
The Participant shall be entitled to receive payment for each Performance Share of an amount based on the achievement of performance measures for such Award Period as determined by the Committee. During or before the Award Period, the Committee shall have the right to establish requirements or other criteria for measuring such performance.

C.	Form and Timing of Payment.

Unless a Performance Share Award Agreement is specifically amended to comply with the conditions under Code Section 409A to avoid the additive income taxes imposed thereunder, any payment relating to Performance Shares shall be made as soon as practicable following the end of the Award Period but in no event will any payment relating to Performance Shares be made later than the last day of the applicable 2 ½ month period set forth in Treasury Regulations 1.409A-1(a)(4).
The payment to which a Participant shall be entitled at the end of an Award Period shall be a dollar amount equal to the number of Performance Shares earned, multiplied by the Fair Market Value of a Share determined as of the business day immediately preceding the date of payment. Payment shall normally be made in Shares. The Committee, however, in its sole discretion, may authorize payment in such combinations of cash and Shares or all in cash as it deems appropriate.

D.	Forfeiture.

Except as provided in Section Thirteen or in special circumstances as otherwise determined by the Committee including, without limitation, a Participant's retirement, Disability or death, (i) upon the termination of employment of a Participant holding Performance Shares for any reason before some or all of the Performance Shares have been paid, all Performance Shares (other than any vested Performance Shares for which a valid deferral election has been made and which are scheduled to be paid in the future) which have not been paid will be forfeited by the Participant. In special circumstances as otherwise determined by the Committee including, without limitation, the Participant's retirement, Disability or death, the Committee may, in its sole discretion, (i) accelerate payment with respect to some or all of the Performance Shares, (ii) provide that the payout of any Performance Shares will be prorated for service during the Award Period and paid at the end of the Award Period, or (iii) provide that a Participant is entitled to a full payout (or less than full payout) at the end of the Award Period of all Performance Shares based on the level of achievement of the established performance goals.

E.	Dividend Equivalents.

The Committee may provide in an Award Agreement that, as of the date any dividend is paid to holders of Shares, one of more Performance Share shall also be credited with a hypothetical cash credit equal to the per Share dividend paid on a Share. Unless otherwise provided in an Award Agreement, if the Award Agreement provides for the payment of Dividend Equivalents, such Dividend Equivalents will be equal to the dividends paid during the entire Award Period for which the Performance Shares relate and not just that period of time after the Performance Shares were granted. At the end of an Award Period and provided the Performance Shares have not been forfeited in accordance with the terms of this Plan, the Participant shall be paid, in a lump sum cash payment, the aggregate amount of such hypothetical dividend equivalents.
SECTION ELEVEN. PERFORMANCE AWARDS; SECTION 162(M) PROVISIONS.

A.	Terms of Performance Awards.

The Committee may grant one or more Performance Awards to any Eligible Employee or Non-Employee Director.
Except as provided in Section Thirteen, Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Award Period. The performance goals to be achieved for each Award Period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee. When the Committee determines whether a performance goal has been satisfied for any Award Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. generally accepted accounting principles ("GAAP"), and the Committee may determine whether a performance goal has been satisfied for any Award Period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may establish performance goals that are determined using GAAP or other non-GAAP financial measures and may exclude or take into account mark-to-market gains and losses on energy contracts, any unusual or non-recurring items, including the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other items and factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or Non-Employee Director).

B.	Performance Goals.

If an Award is subject to this Section Eleven, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee which shall be based on the attainment of one or any combination of the following metrics (the "Performance Measures") (which may be calculated on a GAAP or non-GAAP basis), which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units, and which may be measured in the aggregate or on a per Share basis:

1.	Earnings measures, including net earnings on either a LIFO, FIFO or other basis;

2.
Operating measures, including operating income, operating earnings, operating margin, funds from operations and operating measures determined on an absolute basis or relative to another Performance Measure such as total adjusted debt;

3.	Income or loss measures, including net income or net loss;

4.	Cash flow measures, including cash flow or free cash flow and measures based on all operations or a designated segment of operations;

5.	Revenue measures;

6.	Measures based on reductions in expense levels, including measures determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units;

7.	Operating and maintenance cost management and employee productivity measures, including measures based on an Equivalent Availability Factor (EAF) for coal and nuclear divisions;

8.	Return measures, including stockholder return, return on assets, investments, equity, or sales, and whether determined on an absolute basis or relative to another performance measure or industry peer group (e.g., Edison Electric Institute (EEI) index);

9.	Growth or rate of growth in any of the Performance Measures set forth herein;

10.
Share price (including attainment of a specified per-share price during the Award Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

11.
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, and cost targets;

12.	Accomplishment of, or goals related to, mergers, acquisitions, divestitures, dispositions, public offerings or similar extraordinary business transactions;

13.	Achievement of business or operational goals such as market share and/or business development and/or customer objectives; and/or

14.	Achievement of credit ratings or certain credit quality levels;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable Performance Measures are established, provide that the formula for such Performance Measures may include or exclude items to measure specific objectives, including but not limited to losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, mark-to-market gains and losses from energy contracts, and any unusual, nonrecurring gain or loss. In addition to the foregoing Performance Measures, the Performance Measures shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's stockholders, which are incorporated herein by reference. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).

C.	Adjustments.

Except as provided in Section Fifteen I and Section Thirteen or as provided for in the immediately following sentence, with respect to any Award that is subject to this Section Eleven, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant. The Committee may, at the time it initially establishes one or more Performance Measures, provide that the amount payable upon achievement of such Performance Measures may be increased in the discretion of the Committee or that the achievement of the applicable Performance Measures may be waived. If the Committee does not specifically provide for such flexibility at the time it establishes a Performance Measures, the Committee will not be permitted to adjust upwards the amount payable pursuant to the Award nor waive the achievement of the applicable Performance Measures except in the case of the death or Disability of the Participant.

D.	Other Restrictions.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section Eleven as it may deem necessary or appropriate to insure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Code Section 162(m)(4)(B).

E.	Section 162(m) Limitations.

Notwithstanding any other provision of this Plan, if the Committee determines at the time any Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee, then the Committee may provide that this Section Eleven is applicable to such Award.

SECTION TWELVE.	DIRECTOR SHARES AND DIRECTOR DEFERRED SHARE UNITS

A.	Election to Receive Award of Director Shares or Director Deferred Share Units.

Each Non-Employee Director may elect to have his/her Director Equity Payment Fees (i) paid on a current basis in the form of Director Shares, or, pursuant to this Section Twelve, on a deferred basis. Any election to have Director Equity Payment Fees converted into Director Deferred Share Units and paid on a deferred basis shall be made in accordance with Section Twelve B below. In the absence of any election made by a Non-Employee Director, all Director's Equity Payment Fees will be paid on a current basis through the issuance of Director Shares.

B.	Timing of Election to Convert Director Equity Payment Fees.

Each Non-Employee Director that desires to convert all or a portion of his or her Director Equity Payment Fees into Director Deferred Share Units shall make such conversion election on the Director's Deferred Equity Payment Election Form (the "Election Form") and file such Election Form with the Plan Administrator before the first day of the calendar year in which services related to the Director Equity Payment Fees to be converted are to be performed. Any Election Form delivered by a Non-Employee Director shall be irrevocable with respect to any Director Equity Payment Fees covered by the elections set forth therein. Such Election Form shall remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees subject to the revision are performed. As of each December 31, the election becomes irrevocable with respect to Director Equity Payment Fees payable with respect to services performed in the immediately following calendar year.

Notwithstanding the preceding paragraph, an election made by an individual in the calendar year in which he or she first becomes a Non-Employee Director may be made pursuant to an Election Form delivered to the Company within thirty (30) days after the date on which he or she becomes a Non-Employee Director and shall be effective with respect to Director Equity Payment Fees earned from and after the date such Election Form is delivered to the Company.

C.	Director Equity Payment Fees Conversion Into Director Deferred Share Units.

Any Director Equity Payment Fees that are to be converted into Director Deferred Share Units shall be so converted on each day the Director Equity Payment Fees would otherwise have been payable to the Director. The number of Director Deferred Share Units to be granted to a Non-Employee Director shall be equal to the number of Shares that otherwise would have been payable on such day to the Director.

D.	Director Deferred Share Units Account.

The Company will create and maintain on its books a Director Deferred Share Unit Account for each Non-Employee Director who has made an election to convert Director Equity Payment Fees into Director Deferred Share Units. The Company will credit to such account the number of Director Deferred Share Units earned pursuant to the Non-Employee's Director's conversion election.

E.	Dividends.

As of the date any dividend is paid to holders of Shares, each Director Deferred Share Unit Account, regardless of whether the Non-Employee Director is then a Director, will be credited with additional Director Deferred Share Units equal to the number of Shares that could have been purchased with the amount which would have been paid as dividends on a number of Shares (including fractions of a share to three decimals) equal to the number of Director Deferred Share Units credited to such Director Deferred Share Unit Account as of the record date applicable to such dividend. The number of additional Director Deferred Share Units to be credited will be calculated to three decimals by dividing the amount which would have been paid as dividends by the Fair Market Value of one Share as of the applicable dividend payment date. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

F.	Distribution of Director Deferred Share Units Credited on or After January 1, 2014.

1.
Distribution Timing. Distribution of a Non-Employee Director's Director Deferred Share Units credited to the Non-Employee Director's Director Deferred Share Unit Account will be made or commence on the January 31st next following the date of the Non-Employee Director's termination from service as a Director for any reason.

2.
Termination (Other Than Death). Distribution of amounts payable to a Non-Employee Director upon termination from service as a Director (other than by reason of death), shall be made in a single lump sum or in substantially equal annual installments over a fixed period of 5 or 10 years, as elected by the Non-Employee Director. The entitlement to a series of installment payments will be deemed as the entitlement to a series of separate payments. In the event of installment distributions, each subsequent installment shall be made on the January 31 of the applicable anniversary date of the first installment. If a Non-Employee Director does not make a valid distribution election or fails to elect the form of distribution, then the manner of payment shall be a single lump sum.

3.
Death. Distribution of amounts payable to a Non-Employee Director upon death will be made to his or her beneficiaries in a single lump sum or in substantially equal annual installments over a fixed period of 5 or 10 years, as elected by the Non-Employee Director. The entitlement to a series of installment payments will be deemed as the entitlement to a series of separate payments. In the event of installment distributions, subsequent installments shall be made on the annual anniversary date of the date of the first installment. If the Non-Employee Director has commenced receiving distributions in installments and dies before completing the receipt of all distributions, the remaining amount in his or her Director Deferred Share Unit Account will be distributed to his or her beneficiary as if the director had not died. If the Non-Employee Director has commenced receiving distributions in installments and dies before completing the receipt of all distributions, and the Non-Employee Director has elected a single lump sum distribution upon death, the remaining amount in his or her Director Deferred Share Unit Account will be distributed in a single lump sum. If a Non-Employee Director does not make a valid distribution election or fails to elect the form of distribution upon death, then the manner of payment shall be the same as upon termination from service as a Director other than by reason of death.

4.
Change In Control. All Non-Employee Director's Director Deferred Share Units credited to the Non-Employee Director's Director Deferred Share Unit Account will be distributed in a single lump sum upon the date of a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)).

5.
Distribution in Kind. At the time of distribution, a Non-Employee Director's Director Deferred Share Units shall be converted into an equal amount of Shares and all whole Shares shall be distributed, in kind, to the Non-Employee Director, or to his beneficiaries in the event of his death. Any fractional Deferred Share Unit shall be paid in cash, calculated by multiplying the fraction of the Deferred Share Unit by the Fair Market Value of the Shares as of the business day immediately preceding the date of distribution.

6.	Distribution Elections. The Election Form under Section Twelve B above by which a Non-Employee Director elects to convert his or her Director Equity

Payment Fees into Director Deferred Share Units shall specify whether the Director Deferred Share Units to which the Election Form applies shall be distributed in a single lump sum or in installments upon termination from service as a Director. Any election regarding the form of distribution will remain in effect for subsequent calendar years until a written notice to revise the Election Form is delivered to the Plan Administrator. Any subsequently filed Election Form will be prospective only and must be submitted to the Plan Administrator before the first day of the calendar year in which the services related to the Director Equity Payment Fees subject to the revised Election Form are performed. As of each December 31, the election becomes irrevocable with respect to Director Equity Payment Fees payable with respect to services performed in the immediately following calendar year. If no election is made with respect to a lump sum or installment distribution upon a Director's termination from service, the Director will be presumed to have elected a lump sum distribution.

G.	Distribution of Director Deferred Share Units Credited Before January 1, 2014.

On the January 31st next following the date the Non-Employee Director's service on the Board terminates for any reason, all of a Non-Employee Director's Director Deferred Share Units credited to the Non-Employee's Director Deferred Share Unit Account shall be converted into an equal amount of Shares and all whole Shares shall be distributed, in kind, to the Non-Employee Director, or to his beneficiaries in the event of his death, in a single lump sum. Any fractional Deferred Share Unit shall be paid in cash, calculated by multiplying the fraction of the Deferred Share Unit by the Fair Market Value of the Shares as of the business day immediately preceding the date of distribution.

H.	Subsequent Deferral Elections.

A Non-Employee Director shall be entitled to change the time and form of distribution under Sections Twelve F. and G., except in the event of a change in control under Section Twelve F.4., if:

1.	Such election does not take effect until at least 12 months after the date on which the election is made; and

2.
Any election related to a payment, other than in the case of death, defers payment for a period of at least five years from the date such payment would otherwise have been made but for such subsequent deferral election.

A Non-Employee Director may only choose a form of distribution permitted under Section Twelve. For the avoidance of doubt, (i) no subsequent deferral election made within the 12 month period ending on the date of a Non-Employee Director's termination of service shall be effective and (ii) upon a Non-Employee Director's termination of service, no additional subsequent deferral elections may be made.

I.	Separately Identifiable Amounts.

Director Deferred Share Units deferred in separate calendar years after December 31, 2013, and Director Deferred Share Units deferred in calendar years before January 1, 2014, will be treated as separately identifiable amounts. A Non-Employee Director may change the time and form of payment with respect to each separately identifiable amount.

J.	Director Deferred Share Unit Status.

Except for purposes of the Company's Director Stock Ownership guidelines, Director Deferred Share Units are not, and do not constitute, Shares, and no right as holder of Shares devolves upon a Non-Employee Director by reason of having Director Share Units credited to his or her account.
SECTION THIRTEEN.    CHANGE IN CONTROL

Except where the Committee expressly provides otherwise that no accelerated vesting or exercisability shall occur in connection with a termination following a Change in Control, in the event that, within the period commencing on a Change in Control (as defined below) of the Company and ending on the second anniversary of the Change in Control, a Participant's employment with the Company or one of its affiliates is terminated other than for Cause, or the Participant voluntarily resigns for Good Reason, then (i) all Stock Options then outstanding shall become fully exercisable unless LSARs were granted in connection with the Stock Options which in such event all LSARs will be automatically exercised as provided for in Section Nine herein; (ii) all restrictions (other than restrictions imposed by law) and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied as of the date of the Participant's termination of employment; and (iii) all Performance Share Awards shall be deemed to have been fully earned as of the date of the Participant's termination of employment, subject to the limitation that any Award which has been outstanding less than six months on the date of the Participant's termination of employment shall not be afforded such treatment. Notwithstanding the above paragraph, if a Participant is a "specified employee," as defined in Code section 409A(a)(1)(B)(i) and the payment of any Performance Share Awards would be required under Code section 409A to be delayed for a minimum of six months following the Participant's termination of employment, the payment of any Performance Share Awards shall be so delayed.
For purposes of this Plan, a "Change in Control" means the occurrence of one of the following events, whether in a single transaction or a series of related transactions:
1.    any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 35 percent or more of either the then outstanding Shares of the Company or the combined voting power of the Company's then outstanding securities; or

2.    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

3.    the consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, whether or not the Company is the surviving corporation in such transaction, other than (A) a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60 percent of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or reorganization, or (B) a merger, consolidation or reorganization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20 percent or more of either the then outstanding Shares of the Company or the combined voting power of the Company's then outstanding securities; or

4.    the occurrence of, or the stockholders of the Company approve a Plan of, a complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

SECTION FOURTEEN.    AMENDMENT OF PLAN

The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without shareholder approval which increases the number of Shares which may be issued pursuant to the Plan (except as provided in Section Fifteen I), extends the period for granting Options under the Plan, modifies the requirements as to eligibility for participation in the Plan, or requires shareholder approval under any law or regulation in effect at the time such amendment is proposed for adoption; (ii) no such action may be taken without the consent of the Participant to whom any Award shall theretofore have been granted, which materially and adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder; and (iii) no such action may be taken if the proposed amendment must be in the discretion of the Committee to comply with the disinterested administration requirements of Rule 16b-3 under the Exchange Act.
SECTION FIFTEEN.    MISCELLANEOUS PROVISIONS

A.	Dividends.

The recipient of an Award may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, dividends or their equivalents, with respect to the number of Shares covered by the Award and subject to the terms and conditions of the Plan and any applicable Award Agreement.

B.	Nontransferability.

No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect whatsoever. Notwithstanding the above, Stock Options and LSARs may be transferred as provided in any Stock Option Agreement.
Payment shall be made only into the hands of the Participant entitled to receive the same or into the hands of the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of this Plan) shall constitute payment into the hands of that Participant (or such person).

C.	No Employment Right.

Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an officer or employee of the Company or any of its Subsidiaries.

D.	Tax Withholding.

The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes. Such withholding may be deducted in cash from the value of any Award.
The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or of a SAR, or upon the lapse of restrictions on an Award, or upon payment of Performance Shares or any other benefit or right under this Plan (the Exercise Date, date such restrictions lapse or the date of such payment of Performance Shares or any other benefit or right occurs hereinafter referred to as the "Tax Date"), the Participant may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare ("FICA") taxes by one or a combination of the following methods:
(i)    payment of an amount in cash equal to the amount to be withheld;
(ii)    requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or the SAR payable in Shares, or upon the lapse of restrictions on an Award or upon payment of Performance Shares or any other benefit or right paid in Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or
(iii)    withholding from any compensation otherwise due to the Participant.
The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or a SAR payable in Shares, or upon the lapse of restrictions on an Award, or upon payment of Performance Shares or any other benefit or right paid in Shares to be satisfied by withholding Shares pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Participant under this subsection is irrevocable. Any fractional Share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Participant must deliver cash to satisfy all tax withholding requirements. Notwithstanding the foregoing, the Committee has the continuing authority to require a Participant to pay withholding taxes in cash regardless of the Participant's prior election to satisfy such withholding taxes in Shares.
Any Grantee who makes a disqualifying disposition (as referenced in Section Eight H, or an election under Section 83(b) of the Code with respect to a Restricted Stock Award shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements, if any, in the same manner as set forth above.

E.	Fractional Shares.

Any fractional Shares shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions equal to or more than one-half. No cash settlements shall be made with respect to fractional Shares eliminated by rounding.

F.	Government and Other Regulations.

The obligation of the Company to make payment of Awards in common stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. Except as required by law, the Company shall be under no obligation to register under the Act, any of the Shares of common stock issued, delivered or paid in settlement under the Plan. If common stock granted under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

G.	Indemnification.

Each person who is or at any time serves as a member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost liability, or expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Restated Articles of Consolidation or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

H.	Reliance on Reports.

Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

I.	Changes in Capital Structure.

If, without the receipt of consideration therefor by the Company, the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares such as, but not limited to, the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Shares, such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the Shares as to which Awards may be granted under the Plan, and (ii) the Shares then included in each outstanding Award granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.
If any adjustment or substitution provided for in this Section Fifteen I shall result in the creation of a fractional Share under any Award, such fractional Share shall be rounded to the nearest whole Share and fractional Shares shall not be issued.
In the case of any such substitution or adjustment affecting an Option or an LSAR, such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code Section 409A.

J.	Company Successors.

In the event the Company becomes party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the common stock will receive securities of another corporation, then such Company shall assume the rights and obligations of the Company under this Plan.

K.	Governing Law.

All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Missouri, without regard to the principles of conflict of laws.

L.	Code Section 409A.

This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. To the extent payments hereunder are subject to Section 409A of the Code, such payments will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan relating to any such payments or benefits, references to a “termination,” “termination of employment,” "termination from service" or like terms shall mean “separation from service.”

M.	Relationship to Other Benefits.

No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing or group insurance plan of the Company or any Subsidiary, except as may be required by Federal law and regulation or to meet other applicable legal requirements.

N.	Expenses.

The expenses of the Plan shall be borne by the Company and its Subsidiaries if appropriate.

O.	Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.